Exhibit 10.1

Vestis Retention Restricted Stock Unit Award Grant Agreement

VESTIS CORPORATION

FORM OF SPECIAL RETENTION RESTRICTED STOCK UNIT AWARD
AGREEMENT
(TIME VESTING)

Effective as of the Grant Date (where the “Grant Date” shall be specified on the attached Grant Notice), the Participant has been granted a Full Value Award under the Vestis Corporation 2023 Long Term Stock Incentive Plan (the “Plan”) in the form of time-based restricted stock units (“RSUs”) with respect to the number of shares of Common Stock (as set forth on the attached Grant Notice, which shall be referred to as the “Award”). The Award is subject to the following terms and conditions (which shall be referred to as the “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1.
Vesting and Forfeiture of RSUs. All RSUs shall be unvested unless and until they become vested and nonforfeitable on the applicable Vesting Date as set forth in this Section 1. Subject to the terms and conditions of this Award Agreement and the Plan, two-thirds (2/3) of the RSUs will become vested and non-forfeitable on the second anniversary of the Grant Date (the “First Vesting Date”)  and the remaining one-third (1/3) of the RSUs will become vested and non-forfeitable on the third anniversary of the Grant Date (the “Second Vesting Date,” with each of the First Vesting Date and the Second Vesting Date being referred to herein as a “Vesting Date”), provided, in either case, that the Participant’s Termination Date has not occurred as of the applicable Vesting Date. All RSUs that are not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited for no consideration and the Participant shall have no further rights thereto. Notwithstanding the foregoing:

(a)
if the Participant’s Termination Date occurs prior to a Vesting Date as the result of the Participant’s Disability or death or termination by the Company other than for Cause, a pro-rata portion of the installment of RSUs scheduled to vest on the next Vesting Date immediately following the Termination Date shall vest on the next scheduled Vesting Date and become vested RSUs as of such date and the remaining RSUs which are not vested as of the Termination Date shall be forfeited upon the Termination Date for no consideration; and

(b)	in the event of a Change of Control, the terms of Section 9 of the Plan shall control.

The pro-rata portion of an installment of RSUs that will vest pursuant to paragraph (a) above, if applicable, shall be equal to the product of (i) the number of RSUs granted pursuant to this Agreement, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed between the Grant Date and the Termination Date (inclusive) and the denominator is 1,096 days, minus (iii) if the Termination Date occurs on the Second Vesting Date, the number of RSUs that previously became vested on the First Vesting Date.

2.
Settlement of Award. Subject to the terms and conditions of this Award, RSUs that have become vested in accordance with Section 1 shall be paid and settled as of the applicable Vesting Date (and no more than thirty (30) days thereafter). The date on which payment and settlement occurs is referred to as the “Settlement Date.”  Settlement of vested RSUs on a Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each vested RSUs, rounded up to the nearest whole share being settled as of such Settlement Date. Upon the settlement of any vested RSUs, the RSUs shall be cancelled. Notwithstanding the foregoing, in the event the Committee permits the Participant to elect to defer settlement of the Award, settlement shall occur in accordance with the terms of the nonqualified deferred compensation plan pursuant to which the deferral is made and, in all events, in accordance with section 409A of the Code.

3.
Dividend Units. If on any date while RSUs are outstanding hereunder, the Company pays any dividend on shares of Common Stock (other than a dividend payable in shares of Common Stock), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (i) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (ii) a dollar amount equal to the per share amount of any cash dividend, divided by (b) the Fair Market Value of a share of Common Stock on the payment date of such dividend.  In the case of any dividend declared on shares of Common Stock that is payable in the form of shares of Common Stock, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (A) the aggregate number of RSUs that have been held by the Participant through the related dividend record date, multiplied by (B) the number of shares of Common Stock (rounded up to the nearest whole share) payable as a dividend on a share of Common Stock.  Additional RSUs granted pursuant to this Section 3 shall be subject to the vesting provisions and other terms and conditions as the RSUs to which they relate and shares of Common Stock shall be transferred with respect to all additional RSUs granted pursuant to this Section 3 at the same time as such whole shares of Common Stock (rounded up to the nearest whole share) are transferred with respect to the RSUs to which such additional RSUs were attributable.

4.
Adjustment of Award. The number of RSUs awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the RSUs.

5.
Restriction on Transfer. The RSUs may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except (a) if permitted by the Board or the Committee, (b) by will or the laws of descent and distribution or (c) pursuant to beneficiary designation procedures approved by the Company, in each case in compliance with applicable laws.  The RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs contrary to the provisions of this Award or the Plan shall be null and void and without effect.

6.
Data Protection. By accepting this Award, the Participant consents to the processing (including international transfer) of personal data as set out in Exhibit A attached hereto for the purposes specified therein and to any additional or different processes required by applicable law, rule or regulation.

7.
Participant’s Employment or Service. Nothing in this Award shall confer upon the Participant any right to continue in the employ or service of the Company or any of its Affiliates or interfere in any way with the right of the Company and its Affiliates, in their sole discretion, to terminate the Participant’s employment or to increase or decrease the Participant’s compensation at any time.

8.
No Acquired Rights. The opportunity given to the Participant to participate in the Plan and the grant of this Award is entirely at the discretion of the Committee or the Board and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant’s participation in the Plan and the receipt of this Award is outside the terms of the Participant’s regular contract of employment and is therefore not to be considered part of any normal or expected compensation and that the termination of the Participant’s employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Award or the Plan that may arise as a result of any such termination of employment.

9.
Amendments. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of the Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be.

10.
No Rights of a Stockholder. The Participant shall not have any rights as a stockholder of the Company until the shares of Common Stock in question have been registered in the Company’s register of stockholders.

11.
Unfunded Obligation. The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Participant shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder, and shall have no rights to any specific assets of the Company.

12.	Withholding.

(a)
The Participant will pay, or make provisions satisfactory to the Company for payment of any federal, state, local and other applicable taxes required to be withheld in connection with the Award and any issuance or transfer of shares of Common Stock under this Award and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  If Participant has not made payment for applicable taxes, such taxes shall be paid by withholding shares of Common Stock from the issuance or transfer of shares of Common Stock due under this Award, rounded down to the nearest whole share of Common Stock, with the balance to be paid in cash or withheld from compensation or other amount owing to the Participant from the Company or any Affiliate, and the Company and any such Affiliate is hereby authorized to withhold such amounts from any such issuance, transfer, compensation or other amount owing to the Participant.

(b)
If the Participant’s employment with the Company terminates prior to the issuance or transfer of any remaining shares of Common Stock due to be issued or transferred to the Participant under this Award, the payment of any applicable withholding taxes with respect to any such issuance or transfer shall be made through the withholding of shares of Common Stock from such issuance or transfer, rounded down to the nearest whole shares of Common Stock, with the balance to be paid in cash or withheld from compensation or other amount owing to the Participant from the Company or any Affiliate, as provided in Section 12(a) above.

(c)
Subject to the foregoing provisions of this Section 12, the Committee shall, in its sole discretion, permit a Participant to satisfy, in whole or in part, the applicable tax withholding by (i) the deduction from any amount payable to the Participant in cash or the delivery of shares of Common Stock owned by the Participant having a Fair Market Value equal to such withholding liability or (ii) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award, including, without limitation and for the avoidance of doubt, shares redeemed as part of a Net Exercise settlement, a number of shares with a Fair Market Value equal to such withholding liability (at a rate as determined by the Committee that will not have adverse accounting consequences and is permitted under applicable IRS withholding rules); provided, however, that in such event, the Committee may exercise its discretion to limit or prohibit the use of shares of Common Stock for such withholding liability if the Committee determines in good faith that to allow for the use of such shares with respect to withholding liability would result in a material negative impact on the Company’s and its Affiliates’ near-term liquidity needs.

13.
Section 409A of the Code. It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment or service (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or other separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

14.
Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, email or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

Vestis Corporation
1035 Alpharetta Street, Suite 2100
Roswell, GA 30075
Attention: General Counsel

If to the Participant, to him or her at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

15.	Waiver of Breach. The waiver by either party of a breach of any provision of this Award must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

16.
Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AWARD, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

17.
Modification of Rights; Entire Agreement. The Participant’s rights under this Award and the Plan may be modified only to the extent expressly provided under this Award or the Plan. This Award and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto. For the avoidance of doubt, this Award, the Certificate of Grant and the Plan do not supersede any Service Agreement between the Participant and the Company or any of its Affiliates or any other agreement between the Participant and the Company or any of its Affiliates subjecting the Participant to confidentiality, non-solicitation, non-competition and/or other restrictive covenants in favor of the Company or its Affiliates (a “Restrictive Covenant Agreement”).

18.
Clawback upon Breach of Restrictive Covenants. In the event the Participant breaches the Participant’s Restrictive Covenant Agreement at any time during the Participant’s employment with the Company or within the post-termination restricted period applicable under the Restrictive Covenants Agreement, then without limiting any other remedies available to the Company (including, without limitation, remedies involving injunctive relief), the Participant shall immediately forfeit any remaining unvested portion of the Award and the Participant shall be required to return to the Company all shares of Common Stock previously issued in respect of the Award to the extent the Participant continues to own such shares of Common Stock or, if the Participant no longer owns such shares of Common Stock, the Participant shall be required to repay to the Company the pre-tax cash value of such shares of Common Stock calculated based on the Fair Market Value of such shares of Common Stock on the date such shares of Common Stock were issued to the Participant in respect of the Award.

19.	Acknowledgements. The Participant acknowledges that the RSUs described in this Award are subject to the Company’s Incentive Compensation Recoupment Policy.

20.
Severability. It is the desire and intent of the parties hereto that the provisions of this Award be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Award shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Award or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Award or affecting the validity or enforceability of such provision in any other jurisdiction.

21.
Administration. The authority to administer and interpret this Award shall be vested in the Committee, and the Committee shall have all powers with respect to this Award as it has with respect to the Plan. Any interpretation of this Award by the Committee and any decision made by it with respect to this Award is final and binding on all persons.

Exhibit A

DATA PROTECTION NOTICE

(a)
By participating in the Plan or accepting any rights granted under it, the Participant understands that the Company and its Affiliates and/or agents collect, use, store and process personal data relating to the Participant to fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time.  Any such processing will take place as described in this data protection notice (“Data Protection Notice”).

These data will include data:

(i)          already held in the Participant’s records such as the Participant’s name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;

(ii)          collected upon the Participant accepting the rights granted under the Plan (if applicable); and

(iii)        subsequently collected by the Company or any of its Affiliates and/or agents in relation to the Participant’s continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment of the Participant).

(b)
Personal data about the Participant as described in paragraph (a) above may be transferred not only within the country in which the Participant is based from time to time or within the European Economic Area (“EEA”), but also worldwide, to other Affiliates and/or agents and to the following third parties for the purposes described in paragraph (a) above:

(i)          Plan administrators, transfer agents, auditors, brokers, agents and contractors of, and third-party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;

(ii)         regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;

(iii)      actual or proposed merger or acquisition partners or proposed assignees of, or those taking or proposing to take security over, the business or assets or stock of the Company or its Affiliates and their agents and contractors;

(iv)        other third parties to whom the Company or its Affiliates and/or agents may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and

(v)          the Participant’s family members, heirs, legatees and others associated with the Participant in connection with the Plan.

Not all countries, where the personal data may be processed or transferred to, have an equal level of data protection as in Canada, the EU or EEA. Countries to which data are transferred include the United States and Bermuda. The Company, as the responsible data controller of any data processing for the purposes of the Plan, is located in the United States. For any transfers outside the country of origin of the personal data or with a third party, the Company will ensure that appropriate measures are in place to ensure an adequate level of protection for your personal data, including technical or contractual measures where necessary.

For European personal data, onward transfers of personal data within the United States and to Bermuda are generally undertaken with adequate safeguards in place to protect personal data, such as Standard Contractual Clauses issued by the European Commission, which are, where necessary, supplemented with additional measures to provide adequate protection of personal data.

All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.

The Participant may access, modify, correct or delete personal data about the Participant, restrict or object to the processing of personal data, or opt to receive personal data in a structured, commonly used, machine readable form which provides the ability to move, copy or transfer personal data to another controller by contacting the local data protection officer in the country in which the Participant is based.  Please note, however, that certain personal information about the Participant may be exempt from afore mentioned rights pursuant to applicable data protection laws. In addition, the Participant has the right to lodge a complaint with a competent data protection supervisory authority, in particular in the EU Member State where the Participant resides, works or the place of the alleged infringement. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.

(c)
The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, it is essential that his/her personal data is processed in the manner described above.

(d)
The Company will only retain personal data for as long as is required to satisfy the purposes as described in paragraph (a) above, except where otherwise provided or required by law (e.g., in connection with pending litigation).

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